March 1, 2024

Dear Shareholders,

SilverBow Resources, Inc. (“SilverBow” or the “Company”) is committed to delivering substantial value to our shareholders. We believe we have the right assets, the right business strategy and a proven team to unlock significant short-term and long-term returns.
Since 2021, we have delivered shareholder returns of more than 400%, compared to ~160% for the XOP E&P Index1. Our business success has been predicated on leading EBITDA2 margins – 72% in the last 12 months – and a strong, corporate-level ROCE of 21%2 on average over the last three years.
We also have substantial upside in our business, which was further enhanced through our recent transformational acquisition in South Texas that leverages SilverBow’s competitive advantages in the Eagle Ford. This accretive deal is expected to deliver product diversification, better margins, greater free cash flow and more balance sheet flexibility.
Recently announced results for the fourth quarter and full year 2023 demonstrate the upward momentum in SilverBow’s business. Specifically, with respect to the fourth quarter, in a tough environment, SilverBow delivered record results across multiple fronts, including:

•Net income of $183 million, or $7.12 per share
•Non-GAAP adjusted EBITDA of $172 million2
•Non-GAAP free cash flow of $74 million2
•Year-over-year oil production growth of nearly 75%

SilverBow also outlined a proactive 2024 capital plan that reduced investment levels in dry gas to focus on developing high-value liquids, maximizing free cash flow and strengthening the balance sheet. The plan has additional flexibility to navigate the commodity price volatility, which is primarily the result of the recent transformational acquisition and the actions management and the Board have taken to position our Company for sustained success.
Given the strong underlying execution by the Company and the significantly improved trajectory of the business, consensus price targets by research analysts currently suggest +60% upside for SilverBow shareholders.
Kimmeridge’s Hidden Self-Serving Agenda
Recently, Kimmeridge Energy Management Company, LLC (“Kimmeridge”) nominated three directors for election at our 2024 Annual Meeting of Shareholders.
As we do with all shareholders, we have engaged regularly with Kimmeridge since they became a shareholder in 2022. We believe the launch of this proxy fight is a next step in a nearly two-year effort on the part of Kimmeridge to force a merger with Kimmeridge Texas Gas (formerly Laredo Energy) (“KTG”) on terms unfavorable to SilverBow and its shareholders.
Over the last two years, SilverBow’s Board and management have had multiple meetings with Kimmeridge regarding a potential combination with KTG. In keeping with our commitment to create value for shareholders, we expressed an openness to Kimmeridge that SilverBow will always consider any credible and actionable proposal that recognizes the full value of our assets. However, Kimmeridge to date has failed to provide, or demonstrate an ability to consummate, a credible and actionable proposal.
These discussions began in July 2022. Kimmeridge initially approached SilverBow to discuss a potential merger with KTG, which they had recently agreed to acquire. We soon entered into a non-disclosure agreement with Kimmeridge to explore a potential transaction. SilverBow made a proposal for a combination with the KTG assets in September 2022. Kimmeridge ultimately rejected this proposal, driven primarily by differences in valuation that resulted from the pullback in natural gas prices from the time Kimmeridge agreed to purchase the KTG assets.
In February 2023, Kimmeridge proposed an all-cash, take-private transaction with SilverBow, and the parties reached a verbal agreement to pursue the transaction. However, Kimmeridge ultimately abandoned the
1 Total shareholder returns as of February 29, 2024. Assumes dividends reinvested when received.
2 Non-GAAP measure. Refer to Appendix B of this letter for definitions and reconciliations.

transaction after they were unable to secure the requisite financing – despite their written proposal expressly stating that there were no financing contingencies.
Kimmeridge’s Tactical Games and Attempt to Put Kimmeridge Directors on the SilverBow Board
To increase their influence over the Company and force a transaction, Kimmeridge started to accumulate SilverBow shares via open market purchases in July 2022, reporting a 14.7% stake via a Schedule 13G filing on August 10, 2022. Upon failing to reach a merger agreement in September 2022, Kimmeridge threatened to further increase their equity stake in SilverBow by accumulating more shares via block trades. Because of this, the SilverBow Board took action to protect shareholder value by adopting a shareholder rights plan on September 20, 2022.
Notably, Kimmeridge executed their accumulation of SilverBow shares without informing SilverBow shareholders of their true objectives in their filings. Kimmeridge filed a Schedule 13G as a passive investor while having negotiations with SilverBow about a potential transaction, and they did not file a Schedule 13D until after SilverBow adopted a shareholder rights plan.
More recently, Kimmeridge threatened a multi-year proxy fight to take control of the SilverBow Board. They have nominated three directors – some of whom, based on available information, appear to have close ties with Kimmeridge. The SilverBow Board will review the nominations submitted by Kimmeridge consistent with its established Nominating and Strategy Committee process for reviewing potential nominees.
In the spirit of transparency, we have attached an accounting of our many interactions with Kimmeridge as Appendix A to this letter.
Notably, our Board met with Kimmeridge last week, at the request of Kimmeridge, to again discuss a possible combination. Once again, they failed to provide a proposal delivering shareholders with fair value for SilverBow’s assets and certainty of financing. We believe Kimmeridge is more focused on pursuing tactics to effect a transaction that is unfair to SilverBow shareholders, far below the intrinsic value of SilverBow and short of what our shareholders would expect in terms of value.
Kimmeridge’s Rejection of a Settlement – Because Their Goal is Control Without Paying Fair Value
SilverBow’s Board would prefer to avoid a wasteful proxy fight that is not in the best interests of SilverBow and our shareholders.
In that spirit, earlier this month we engaged with Kimmeridge and offered to interview and appoint a nominee to the SilverBow Board with input from Kimmeridge. We reminded Kimmeridge of our recent appointment of three new independent directors to our board in 2023 and also discussed with Kimmeridge that the SilverBow Board, following consultation with many shareholders, was already considering implementation of significant governance changes.
Specifically, SilverBow’s Board was already considering the sunset of its classified Board designation, as well as the removal of supermajority voting and the adoption of majority voting. We also discussed with Kimmeridge the option of terminating our shareholder rights plan in exchange for Kimmeridge’s agreeing not to further accumulate SilverBow shares without paying a premium.
Kimmeridge summarily rejected our proposal in favor of their stated intention to gain majority control of the SilverBow Board by the 2025 Annual Meeting of Shareholders.
Our Commitment to SilverBow Shareholders
The SilverBow Board is open to any action that will maximize value for all SilverBow shareholders, including with Kimmeridge. We have engaged extensively with Kimmeridge regarding a potential transaction, but throughout the discussions they have failed to deliver a proposal recognizing appropriate value for SilverBow’s assets and with certainty of financing.
Our Board is committed to delivering value for ALL SilverBow shareholders. We believe there is substantial near-term and long-term upside in our strategy as we continue to successfully integrate our recently acquired assets, expand free cash flow and de-lever our balance sheet.

Over the coming days and weeks, we look forward to continuing to engage with you to hear your perspectives.

Thank you for your investment in SilverBow.

Sincerely,

The SilverBow Board of Directors

Appendix A

Details of engagement milestones between SilverBow and Kimmeridge are shown below:

•June 20, 2022 – On or about June 20, 2022, Kimmeridge contacts SilverBow’s Chairman of the Board (“Chairman”) requesting that SilverBow not compete in Laredo Energy’s competitive sales process, stating that once Kimmeridge acquires the assets the companies can merge. SilverBow ignores Kimmeridge’s request and continued to pursue the Laredo assets via multiple bids and negotiation of a purchase and sale agreement.

•July 22, 2022 – Kimmeridge contacts SilverBow’s Chairman informing him they have increased their ownership in SilverBow to approximately 15% via open market purchases. On this same telephone call, Kimmeridge informs SilverBow they have signed a purchase and sale agreement to acquire Laredo Energy and, upon the expected closing on September 20, 2022, Kimmeridge desires to merge the assets into SilverBow.

•August 10, 2022 – SilverBow’s Chairman and CEO travel to Denver, Colorado to discuss with Kimmeridge potential structures to combine Kimmeridge Texas Gas (“KTG”) with SilverBow.

•August 10, 2022 – Kimmeridge files a Form 13G with the Securities and Exchange Commission (indicating passive investment intent), noting a 14.7% ownership in SilverBow. Kimmeridge does not indicate in such filing that they intend to influence any changes at, or participate in any transactions with, SilverBow.

•August 16, 2022 – SilverBow, Kimmeridge and Laredo Energy enter into a non-disclosure agreement allowing the parties to have discussions prior to KTG closing on the Laredo assets regarding the aforementioned potential combination of KTG and SilverBow.

•September 13, 2022 – SilverBow CEO presents a proposal to Kimmeridge. Kimmeridge rejects proposal and verbally conveys they will accumulate shares through block trades with other shareholders.
•September 20, 2022 – SilverBow adopts a Shareholder Rights Plan with a 15% trigger to protect all shareholders against Kimmeridge’s threat to gain control of SilverBow through share accumulations.
•September 23, 2022 – Kimmeridge amends their filing from Form 13G to Form 13D, maintaining disclosure of 14.7% equity ownership in SilverBow. Kimmeridge indicates intent to engage in discussions with SilverBow, including a potential transaction in which Kimmeridge may participate.

•January 17, 2023 – Kimmeridge makes a written proposal, not subject to financing contingencies, to acquire SilverBow.

•February 17, 2023 – SilverBow and Kimmeridge reach a verbal agreement to pursue a transaction valued at a higher price than the January 17th proposal.

•February 19, 2023 – SilverBow and Kimmeridge enter into a Confidentiality Agreement.

•March 14, 2023 – Kimmeridge informs SilverBow that they were unable to secure the requisite financing to fund the proposed acquisition, despite prior assurances that Kimmeridge had sufficient capital to finance the transaction and that their proposal was not subject to financing contingencies.

•March 31, 2023 – Kimmeridge presents alternative transaction structures. Kimmeridge fails to provide proof of financing at the request of the Company. Kimmeridge indicates they will mount a public campaign and seek to gain control of the Board via proxy fights at the Company’s 2024 and 2025 Annual Meetings of Shareholders.

•April 7, 2023 – Kimmeridge’s financial advisors reach out to SilverBow’s financial advisors, indicating that Kimmeridge was actively looking at pursuing an offer for control of SilverBow. In all cases, Kimmeridge fails to provide evidence of its ability to obtain the financing commitments necessary to complete a transaction and no formal proposals were ever made by Kimmeridge. As a result, SilverBow communicates to Kimmeridge that while it remains open to evaluating any credible and actionable proposal, Kimmeridge had not provided any such proposal to evaluate.

•May 16, 2023 – Due to ongoing threats to take control of SilverBow, the Shareholder Rights Plan is extended until the day following the 2024 Annual Meeting of Shareholders.

•January 24, 2024 – At the request of Kimmeridge, SilverBow CEO meets with Kimmeridge’s Managing Partner, who conveys that Kimmeridge continues to seek financing for a range of potential transactions to combine the Kimmeridge Texas Gas assets with SilverBow. Kimmeridge’s Managing Partner also conveys that it is important for Kimmeridge to gain control of the Board at the 2025 Annual Meeting of Shareholders.

•January 24, to February 16, 2024 – SilverBow attempts to avoid a proxy fight by offering to engage with Kimmeridge on Board representation and informing Kimmeridge that the Board had been reviewing other governance changes. Kimmeridge summarily rejects all constructive engagement efforts made by SilverBow.

•February 16, 2024 – On the deadline to nominate directors, Kimmeridge provides notice to SilverBow of their intent to nominate a three-person director slate and remove one existing director thereby reducing the size of the SilverBow Board to eight at the 2024 Annual Meeting of Shareholders.

•February 21, 2024 – At the request of Kimmeridge, SilverBow’s Board met with Kimmeridge’s Managing Partner. At this meeting, Kimmeridge verbally proposes several options to acquire SilverBow; however, as with previous engagements, Kimmeridge does not provide proof of ability to finance a transaction.

•February 21, 2024 – Kimmeridge updates their Schedule 13D with the Securities and Exchange Commission indicating their intent to nominate a three-person director slate and remove another existing director whose term does not expire until 2026 thereby reducing the size of the SilverBow Board to eight at the 2024 Annual Meeting of Shareholders.

Appendix B

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Free Cash Flow (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

The below tables provide the calculation of Adjusted EBITDA, Free Cash Flow and Adjusted EBITDA for Leverage Ratio for the following periods (in thousands)

	Three Months Ended December 31, 2023 31, 2023	Three Months Ended December 21, 2022 31, 2022
Net Income (Loss)	$ 183,058	$ 173,360
Plus:
Depreciation, depletion and amortization	$ 72,080	$ 44,886
Accretion of asset retirement obligations	266	169
Interest expense	25,373	15,316
Loss (gain) on commodity derivatives, net	(183,706)	(83,932)
Derivative cash settlements collected/(paid) (1)	23,053	(33,856)
Income tax expense/(benefit)	50,398	1,922
Share-based compensation expense	1,483	1,185
Adjusted EBITDA	$ 172,005	$ 119,050
Plus:
Cash interest and bank fees, net	(18,683)	(14,293)
Capital expenditures (2)	(78,685)	(102,702)
Current income tax (expense)/benefit	(204)	207
Free Cash Flow	$ 74,433	$ 2,262
(1) Amounts relate to settled contracts covering the production months during the period
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs

Reconciliation of Net Income (Loss) to Return on Capital Employed (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

The below tables provide the calculation of Return on Capital Employed for the following periods (in thousands)

	Year Ended December 31, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021
Net Income (Loss)	$ 297,716	$ 340,437	$ 86,759
Plus:
Depreciation, depletion and amortization	219,116	133,982	68,629
Accretion of asset retirement obligations	985	534	306
Interest expense	80,119	41,948	29,129
Derivative (gain)/loss	(241,309)	73,885	123,018
Derivative cash settlements collected/(paid) (1)	90,395	(212,416)	(73,256)
Income tax expense/(benefit)	83,613	9,600	6,398
Share-based compensation expense	5,526	5,086	4,645
Adjusted EBITDA	$ 536,161	$ 393,056	$ 245,628

Less: Depreciation, depletion and amortization	(219,116)	(133,982)	(68,629)
Adjusted EBIT (A)	$ 317,045	$ 259,074	$ 176,999

Total Debt	$ 692,000	$ 377,000	$ 430,000
Shareholders Equity (2)	791,579	292,532	446,981
Capital Employed - Beginning of Year	$ 1,483,579	$ 669,532	$ 876,981

Total Debt	$ 1,222,000	$ 692,000	$ 377,000
Shareholders Equity	1,189,328	791,579	292,532
Capital Employed - Year-End	$ 2,411,328	$ 1,483,579	$ 669,532

Average Capital Employed (B) (3)	$ 1,947,454	$ 1,076,556	$ 773,256.5

Return on Capital Employed (ROCE) (A / B)	16%	24%	23%

(1) Includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) Shareholder’s Equity at Beginning of Year 2021 excludes the impact of write-down of oil and gas properties during 2020
(3) B = Average of Beginning of Year and Year-End Capital Employed

Appendix C

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management’s expectations or beliefs concerning future events, and it is possible that the results described in this communication will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this communication, including those regarding our strategy, the benefits of the acquisitions, future operations, guidance and outlook, financial position, prospects, plans and objectives of management are forward-looking statements. When used in this report, the words “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “budgeted,” “guidance,” “expect,” “may,” “continue,” “potential,” “plan,” “project,” “positioned,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties: risk related to recently completed acquisitions and integrations of these acquisitions; volatility in natural gas, oil and NGL prices; cash flow and liquidity, including our ability to satisfy our short- or long-term liquidity needs; general economic and political conditions, including inflationary pressures, further increases in interest rates, a general economic slowdown or recession, instability in financial institutions, political tensions and war (including future developments in the ongoing conflicts in Ukraine and the Gaza Strip); the severity and duration of world health events, including health crises, and related economic repercussions, including disruptions in the oil and gas industry, supply chain disruptions, and operational challenges; our ability to execute on strategic initiatives; effectiveness of our risk management activities, including hedging strategy; counterparty and credit market risk; actions by third parties, including customers, service providers and shareholders; current and future governmental regulation and taxation of the oil and natural gas industry; developments in world oil and natural gas markets and in oil and natural gas-producing countries; uncertainty regarding our future operating results; and other risks and uncertainties discussed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including its annual report on Form 10-K for the year ended December 31, 2023.

All forward-looking statements speak only as of the date of this communication. You should not place undue reliance on these forward-looking statements. The Company’s capital budget, operating plan, service cost outlook and development plans are subject to change at any time. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this communication are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company’s SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events, except as required by law.

Important Additional Information and Where to Find It

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the 2024 Annual Meeting of Shareholders. The Company plans to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2024 Annual Meeting of Shareholders (the “2024 Proxy Statement”), together with a WHITE proxy card. SHAREHOLDERS ARE URGED TO READ THE 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2024 Proxy Statement and other materials to be filed with the SEC in connection with the 2024 Annual Meeting of Shareholders. Information relating to direct and indirect interests, by security holdings or otherwise, of the directors and executive officers of the Company is contained in the Company’s definitive proxy statement for its 2023 Annual Meeting of Shareholders (the “2023 Proxy Statement”), filed with the SEC on April 3, 2023. To the extent holdings of the Company’s securities by the Company’s directors or executive officers have changed since the information printed in the 2023 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. Shareholders will be able to obtain, free of charge, copies of the 2024 Proxy Statement, any amendments or supplements thereto and any other documents (including the proxy card) when filed by the Company with the SEC in connection with the 2024 Annual Meeting of Shareholders at the SEC’s website (http://www.sec.gov) or at the Company’s website (https://www.sbow.com/investor-relations).